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                                                                 Exhibit (a) (4)

LETTER AND E-MAIL MESSAGES TO DIRECTORS, OFFICERS AND EMPLOYEES OF 724
SOLUTIONS

E-MAIL TO 724 SOLUTIONS EMPLOYEES ACCOMPANYING OFFER, DATED JANUARY 24, 2002

January 24, 2002

All,

We have been considering ways of effectively reducing the exercise price of your "underwater" stock options. By doing so, we hope to give you an opportunity to share in the rebuilding of 724 Solutions, allowing you to realize value from these "underwater" options.

YOU ARE AN "ELIGIBLE EMPLOYEE" AND WE ARE OFFERING TO REPLACE YOUR "UNDERWATER" ELIGIBLE OPTIONS (AS DESCRIBED BELOW) WITH NEW OPTIONS, ON A ONE-FOR-ONE BASIS, WHICH WE EXPECT TO GRANT TO YOU (PROVIDED THAT YOU REMAIN OUR EMPLOYEE UNTIL THAT TIME) IN AUGUST 2002 AT MARKET PRICES ON THE DATE OF THE GRANT.

Full details are contained in the Offer to Exchange document (first attachment below) that we are legally required to prepare and distribute to you. Employees are urged to thoroughly review the many important details contained in the attached Offer to Exchange document before making this important decision.

HIGHLIGHTS OF THE OFFER

          - The new options will be 25% vested immediately upon grant next August (i.e. no initial one year "waiting period") and an additional 25% will vest on each anniversary date of the grant of the new options. By the third anniversary date of the new grant, the new options will be fully vested.

          - The new options will be issued under our 2000 Stock Option Plan, which you should note has recently been amended for purposes of future grants to delay full vesting upon a change in control for one year subsequent to such an event.

          - The options that are eligible for exchange are all options with a strike price greater than U.S.$3.00 (Cdn.$4.75) granted under any of our options plans, except our Ezlogin Plan and options granted before January 16, 2001 under our Tantau Plan.

               You will be receiving a personalized listing of your eligible options.

          - Eligible employees who decide to exchange their options must exchange ALL of their eligible options. ---

NOTE - regardless of whether you choose to participate in this offer and in light of this special initiative, we have decided to suspend our traditional semi-annual grants until after the new options are granted in August 2002. We expect to resume these semi-annual grants in January 2003.


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WHAT YOU ARE REQUIRED TO DO

          1. We urge you to carefully consider the details of the offer contained in the attached document before making a decision.

          2. If you have decided to participate in the offer, confirm your desire to exchange your options by returning to us (and us receiving) the signature page of the acceptance letter (second attachment below) by February 21, 2002 (11:59 p.m. EST). It can be returned by fax, internal mail, courier or regular external mail, but must reach us by February 21st. Note: we cannot accept it by email.

We believe this offer will help align the interests of employees and shareholders, thereby creating value for both. This offer acknowledges your valuable contribution and I encourage you to continue to strive for success at 724 Solutions.

If you have additional questions, please contact Calvin Barrett (416-226-2900 Ext. 5149).

John Sims


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              LETTER AND E-MAIL TO CERTAIN 724 SOLUTIONS DIRECTORS,
             OFFICERS AND SENIOR EMPLOYEES, DATED JANUARY 24, 2002

January 24, 2002



CONFIDENTIAL

Dear (personalized),

Earlier today, we provided many employees with a formal offer to replace their "underwater" stock options (options with a strike price greater that U.S.$3.00 or Cdn.$4.75) for new options, on a one-for-one basis that we currently expect to grant at market prices in August 2002. A formal document describing this offer was filed today with the Securities and Exchange Commission. We did this to allow employees to share in the rewards as we rebuild 724 Solutions, allowing them to realize value from their options.

Instead of participating in the above offer, I am pleased to advise you that the Board of Directors has agreed to award to you on January 28, 2002, xxxx additional options with a strike price equal to the closing share price on January 25, 2002, to acknowledge your valuable contribution and to encourage you to continue to strive for the success of 724 Solutions.

These options will have a term of 10 years and will be immediately 25% vested upon grant (i.e., no initial one-year "waiting period") and further vest at an additional 25% on each anniversary date of the grant, such that they are fully vested by the 3rd anniversary.

These options are incremental to options you may already have. WE WILL NOT REQUIRE YOU TO SURRENDER OR CANCEL ANY OF YOUR CURRENT OPTIONS.

You will be provided with the related option agreements shortly.

Because of this special initiative, we have decided to suspend our traditional semi-annual grants until January 2003.

We thank you for your continued efforts to drive 724 Solutions to success!

Sincerely,

John Sims

Please Note:  A hard copy of this letter has also been sent to you.

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E-MAIL TO CERTAIN 724 SOLUTIONS NON-ELIGIBLE EMPLOYEES, DATED JANUARY 24, 2002

January 24, 2002

All,

We have been considering ways of effectively reducing the exercise price of your "underwater" stock options. By doing so, we hope to give you an opportunity to share in the rebuilding of 724 Solutions, allowing you to realize value from these "underwater" options.

Earlier today, we provided many employees with a formal offer to replace their "underwater" stock options (options with a strike price greater that U.S.$3.00 or Cdn.$4.75) for new options, on a one-for-one basis, that we currently expect to grant at market prices in August 2002. A formal document describing this offer was filed today with the Securities and Exchange Commission.

However, for employees like yourself, who generally live and work in small offices or in countries where legal, tax or regulatory requirements are restrictive, a different approach is being considered which provides you with essentially the same benefits.

WE ARE PLEASED TO ADVISE YOU THAT WE ARE PLANNING TO GIVE YOU A SPECIAL SUPPLEMENTAL OPTION GRANT IN AUGUST 2002 (PROVIDED THAT YOU REMAIN AN EMPLOYEE OF THE COMPANY UNTIL THAT TIME).

Provided there are no adverse tax or legal consequences, you will receive one additional option for each option you currently hold (other than options granted under the Ezlogin Plan) that has a strike price greater than U.S.$3.00 or Cdn.$4.75. The new options will have a term of 10 years and will be 25% vested immediately upon grant in August (i.e. no initial one-year "waiting period"). An additional 25% will vest on each anniversary date of grant. You will be provided with the related option agreements in August or early September. WE WILL NOT REQUIRE YOU TO SURRENDER OR CANCEL ANY OF YOUR EXISTING OPTIONS.

Because of this special initiative, we have decided to suspend our traditional semi-annual grants until after the supplemental options are granted in August 2002. We expect to resume these semi-annual grants in January 2003.

We believe this initiative acknowledges your valuable contribution and I encourage you to continue to strive for success at 724 Solutions.

If you have any questions, please contact Calvin Barrett (416-226-2900 Ext.
5149).

John Sims

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